EXHIBIT 99.1

For Release: Monday, April 17, 2006, 3:05 pm Central Time	NEWS RELEASE Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FIRST QUARTER NET SALES UP 37% TO RECORD $9.952 MILLION

Launch of Twin-Pass and Skyway catheters continues new product sales growth.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced record revenue for the first quarter ended March 31, 2006 of $9.952 million, a 37% increase over the $7.274 million recorded in the first quarter of 2005. On a sequential basis, net sales increased 12% from the fourth quarter of 2005.

        The first quarter of 2006 represented the company’s ninth consecutive quarter of record net sales. The primary contributors to the increase in sales were broad growth in the company’s D-Stat® Dry, Pronto™, Vari-Lase® and specialty catheter product lines. In total, over 87% of net sales in the first quarter came from sales of new product lines Vascular Solutions has internally developed and launched in the U.S. since 2003.

        The resulting net loss for the first quarter was $855,000 or $0.06 per share, increasing from a net loss of $289,000 or $0.02 per share in the first quarter of 2005. During the first quarter of 2006 the company incurred $668,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products, and $313,000 of stock-based compensation expense. As adjusted (excluding the thrombin qualification expenses, stock-based compensation expense and assuming a tax rate of 39%) net income was $77,000 or $0.01 per fully diluted share, the fifth successive quarter of adjusted net income.

        “Excellent overall growth in the first quarter was again led by our two largest product lines, the D-Stat Dry hemostatic bandage and the Pronto extraction catheter,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “First quarter sales exceeded the upper end of our guidance by 6%, which has positioned us nicely with regards to our full year 2006 sales guidance. We continue to manage the qualification of our new source of thrombin within our timing and budget requirements, and we continue to believe that our current working capital and line of credit are adequate for all of our future capital needs. Building off this base, and with three additional new products and several product line improvements planned for launch in the remainder of 2006, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

        Net sales of the D-Stat Dry product line were $4.020 million during the first quarter, an increase of 28% over the first quarter of 2005. “As expected, our D-Stat Dry product line sales rebounded nicely and posted a quarterly gain of $395,000, or 11%, sequentially from the fourth quarter of 2005,” commented Mr. Root. “While we believe that growth of the Dry bandage will moderate, we believe that the recent launch of our larger sized version of the ThrombiGel™ and the continued development of product line extensions will result in continued increases in sales of the D-Stat Dry product line throughout the remainder of 2006.”

        Net sales of the Pronto extraction catheter totaled $2.068 million in the first quarter, an increase of 61% over the first quarter of 2005 and 18% sequentially from the fourth quarter. “In the first quarter we were able to ramp-up our production of the new V3 version of the Pronto extraction catheter, which allowed our sales force to broaden their sales efforts,” commented Mr. Root. “We have observed superior performance and clinical outcomes with the V3, and we look forward to the publication of the excellent clinical results of the Pronto in the DEAR-MI study in the Journal of the American College of Cardiology during the second quarter. While we have seen the recent entrance of competitive aspiration catheters in the U.S. market, we believe that the Pronto will continue to demonstrate clinical superiority and experience rapid sales growth in 2006.”

        Net sales of the Vari-Lase endovenous laser product line totaled $1.450 million in the first quarter, an increase of 83% over the first quarter of 2005 and 1% sequentially from the fourth quarter. Net sales of the disposables within the Vari-Lase product line increased 160% in the first quarter over the first quarter of 2005 and 13% sequentially from the fourth quarter. “We are pleased with our continued increase in sales of our Vari-Lase product line, and in particular we look forward to rapid growth with our new Completely Custom line of disposables, which allows the customer to customize their kit to their desires,” commented Mr. Root.

        Net sales of specialty catheters, which consist of the Langston® dual lumen catheters and the recently launched Twin-Pass™ dual access and Skyway™ support catheters, were $688,000 in the first quarter of 2006, an increase of 397% over the first quarter of 2005. “During the middle of the first quarter of 2006 we launched the Twin-Pass catheter, which is used for dual wire access in interventional cardiology procedures,” commented Mr. Root. “The Twin-Pass catheter has eclipsed our early selling estimates with $150,000 in first quarter sales and, more importantly, very favorable clinical reaction,” commented Mr. Root.

        Net sales of the Duett™ sealing device product line totaled $693,000 in the first quarter of 2006. “We continue to support and ‘harvest’ our Duett product line with our existing customers, resulting in the expected decline in sales,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat were $571,000 in the first quarter of 2006, an increase of 24% over the first quarter of 2005. “We expect the D-Stat Flowable to continue to grow modestly with its current indications for use,” commented Mr. Root. “Driving future growth will be the ‘pocket protector’ indication of the Flowable for use in pacemaker and ICD implants which we expect to receive approval before the end of 2006 and addresses a potential $10 million annual market.”

        Net sales of the newly-created product line of Access Products totaled $311,000 in the first quarter, an increase of 216% over the first quarter of 2005 and 20% sequentially from the fourth quarter. “Starting in the first quarter we have broken out our Access Products as a separate product line. The Access Products consist of micro-introducer kits and guidewires generally used in peripheral vascular access, as well as several new proprietary kit configurations such as our Micro-introducer Catheter which is scheduled for launch late in 2006,” commented Mr. Root. “This product line is expected to grow substantially with the launch of our new products.”

        Overall gross margin across all products was 68% in the first quarter of 2006, in line with expectations, but down from 72% in the first quarter of 2005. The gross margin decrease was principally due to the growth in sales of products other than the D-Stat Dry, which has a substantially higher gross margin than the other products, and the conversion to the Pronto V3, which has a higher manufacturing cost than the original Pronto. Gross margins also were negatively affected by the addition of the new stock-based compensation expense. Based on projected increased sales of the V3, planned manufacturing cost improvements and the inclusion of stock-based compensation, gross margins for 2006 are expected to range between 67% and 70%.

        The company also provided an update on its progress in the development and launch of new interventional medical devices. “As we enter the second quarter we are beginning the launch of the Skyway catheter, a product used for guidewire support and exchange in interventional cardiology procedures. In the second half of 2006 we expect to launch the GuideLiner™, Gopher™, and Micro-Introducer Catheter products through our direct sales force to our existing interventional cardiology and interventional radiology customers.”

        During the first quarter, development and qualification of a new source of thrombin for use in the company’s hemostatic products also continued. “Using the thrombin received in our initial three lots of manufacturing at the end of 2005, in the first quarter we started our vial filling qualification work. In the second quarter we expect to file with the FDA our application to commence our clinical study, and we remain on track for the approval of the use of our thrombin in our hemostatic products by mid-2007. Our current supply of approved thrombin is projected to last us into 2008 under current sales forecasts,” commented Mr. Root.

        The company also issued guidance for the second quarter of 2006 and re-addressed its original 2006 annual sales guidance. Net sales in the second quarter are expected to increase to between $10.4 million and $10.7 million, at least a 29% increase over the second quarter of 2005. “While forecasting specific annual sales growth is difficult due to the multiple planned new product introductions, due to the outstanding performance of the first quarter it is now reasonable to expect sales for 2006 will be in the upper half of our original 2006 guidance of between $41 to $43 million. Longer term, net sales are expected to continue to increase by at least 25% annually over the next several years. We continue to believe that this strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual sales,” concluded Mr. Root.

Conference Call & Webcast Information
        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Monday, May 1, 2006 by dialing 1-800-642-1687 and entering conference ID #7562974. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Monday, May 1, 2006. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2006	2005
	(unaudited)
Net sales	$9,952	$7,274
Cost of goods sold (1)	3,201	2,058

Gross profit	6,751	5,216

Operating expenses:
Research and development (1)	998	880
Clinical and regulatory (1)	582	442
Sales and marketing (1)	4,400	3,090
General and administrative (1)	887	587
Thrombin qualification	668	486
Amortization of purchased technology	54	54
Operating loss	(838)	(323)

Interest expense	(48)	—
Interest income	31	34

Net loss	$(855)	$(289)

Net loss per share – basic	$(0.06)	$(0.02)

Weighted average shares used in calculating – basic	14,774	14,374

Net loss per share – diluted	$(0.06)	$(0.02)

Weighted average shares used in calculating – diluted	14,774	14,374

(1) Includes stock-based compensation charges of:
Costs of goods sold	$38	$—
Research and development	50	—
Clinical and regulatory	27	—
Sales and marketing	67	—
General and administrative	131	—

	$313	$—

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	March 31, 2006 (note)	December 31, 2005 (note)
ASSETS
Current assets:
Cash and cash equivalents	$3,273	$4,282
Accounts receivable, net	5,544	4,854
Inventories	7,701	6,962
Prepaid expenses	580	578

Total current assets	17,098	16,676
Property and equipment, net	3,078	2,955
Intangible assets	211	265

Total assets	$20,387	$19,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$5,151	$5,789

Long-term debt	1,467	—

Shareholders’ equity:
Total shareholders’ equity	13,769	14,107

Total liabilities and shareholders’ equity	$20,387	$19,896

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

        Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will be completed in 2007, with estimated expenditures through the end of 2006 expected to be approximately $4.3 million in operating expenses, $1.7 million in inventory and $0.8 million in capital equipment purchases. The Company has incurred approximately $2.5 million of the operating expenses, $0.7 million of the capital purchases and all of the inventory expenditures through March 31, 2006. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Beginning January 1, 2006 the Company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. In the first quarter of 2006 the Company incurred stock-based compensation expense of $313,000. Management uses the adjusted net income measure in its internal analysis and review of operational performance.

Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Twin-Pass™ dual access catheter for dual wire access in interventional cardiology procedures. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures and the D-Stat® Flowable hemostat for the local management of active bleeding.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

        For further information, connect to www.vascularsolutions.com.

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